EXHIBIT 10.20

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into effective March 28, 2013 (the “Effective Date”), by and between CytoDyn Inc. (the “Company”), and Michael Nobel, an individual (“Consultant”).

WHEREAS, Consultant has substantial experience and expertise in communications consulting; and

WHEREAS, the Company wishes to retain Consultant to assist in the development of the Company’s communications strategy and Consultant has agreed to be available from time to time for that purpose.

NOW, THEREFORE, in consideration of the material promises set forth herein and for other good and valuable consideration, the parties agree as follows:

1. Engagement. The Company hereby engages Consultant, and Consultant hereby accepts engagement, as an independent consultant to the Company upon the terms and conditions set forth in this Agreement. The Company and Consultant acknowledge and agree that Consultant is an independent contractor under this Agreement and will not be an agent or employee of the Company and will have no authority to bind the Company. During the term of this Agreement, Consultant will personally provide consulting services to the Company to assist the Company in building business relationships in Europe and adjoining regions (the “Services”). In connection with the Services, Consultant will provide such information, cooperation and assistance to assist the Company in enhancing its visibility with potential business partners in Europe and adjoining regions.

2. Term. The term of this Agreement commences on the Effective Date and will end on May 28, 2013, unless previously terminated as follows:

(a) automatically in the event of the death of Consultant;

(b) by either party upon 3 days’ notice to the other party if such party breaches any law or defaults under this Agreement; or

(c) either party upon 3 days’ notice to the other party.

Notwithstanding any termination of this Agreement, the provisions of Sections 4, 5 and 6 hereof will survive indefinitely.

3. Payments to Consultant. Consultant’s compensation hereunder will be as follows:

(a) Monthly Fee. Consultant will receive as compensation hereunder two monthly payments in cash in arrears, with the first payment due on April 28, 2013. The amount of each of the first two payments will be $10,000.

Expenses. Any expenses above 100 dollars for two months of consulting must be approved in advance.

(b) No Benefits. Recognizing that Consultant is an independent contractor, Consultant and the Company agree that the Company will not be responsible for any medical, retirement or other benefits for Consultant, nor will the Company be responsible for the withholding, collection, determination or payment of any tax or other imposition on the amounts due to Consultant hereunder, including, without limitation, unemployment, payroll, social security or workers’ compensation withholdings.

4. Trade Secrets and Confidential Information Defined. For purposes of this Agreement, a “Trade Secret” is any knowledge or information, whether written or unwritten, including the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, patent, compilation, program, device, method, technique, improvement, or any financial information, or listing of names, addresses or telephone numbers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

For purposes of this Agreement, “Confidential Information” will mean any information or knowledge, whether written or unwritten, other than Trade Secrets, which specifically relates to the Company’s business and finances and/or the Company’s affiliates, clients, vendors, distributors, and others with whom the Company does or has in the past done business, which the Company deems to be confidential and proprietary and which is generally not known to others outside the Company, regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, or are copyrightable, considered copyrightable, patentable or considered patentable. Confidential Information also specifically includes information or knowledge received by the Company from others, including its clients and affiliates, which the Company has an obligation to treat as confidential and also includes any confidential information acquired by Consultant while retained by the Company.

5. Restrictions on Use and Disclosure. Consultant will not, during the term of this Agreement or at any time thereafter, disclose, distribute, or publish or cause to be disclosed, distributed, or published in whole or in part any Confidential Information or Trade Secrets, to any person, firm, corporation, association, or any other operation or entity, except to employees or agents of the Company who are authorized by the Company to receive such information and then, only on behalf of the Company and only to the extent necessary in order for Consultant to perform faithfully his duties pursuant to this Agreement. Consultant further agrees that he will not at any time reproduce or permit the reproduction of any Confidential Information or Trade

Secrets, except on behalf of the Company and then only to the extent necessary in order for Consultant to perform his job duties and responsibilities. Consultant will take all reasonable care to avoid the unauthorized disclosure, publication, distribution, or reproduction of any Confidential Information or Trade Secrets. Further, Consultant will not, during the term of this Agreement or at any time thereafter, use for his own benefit or the benefit of any other person, firm, corporation, association or other entity, or misappropriate, or participate or assist in the misappropriation of any Confidential Information or Trade Secret, whether for his own benefit, or the benefit of any other person, firm, corporation, association or other entity. Consultant agrees that upon the Company’s request, Consultant will immediately deliver up to the Company all Confidential Information and Trade Secrets in Consultant’s possession and/or control, as well as all related notes, records, memoranda, correspondence, files and other papers, and all copies or duplication (whether in writing, electronic, or digital format).

6. Diversion of Business. Consultant will not, during the period of this Agreement, or at any time thereafter, either for Consultant, or on behalf of any other person, firm, corporation or other operation or entity, directly or indirectly;

(a) Divert or attempt to divert from the Company or any of its affiliates any business whatsoever by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers or strategic partners of the Company or any of the Company’s affiliates with whom Consultant may have communicated at any time; or

(b) Divert or attempt to divert from the Company or any of its affiliates any person employed by the Company or acting on behalf of or as a representative of the Company or any of its affiliates by influencing or attempting to influence such person to leave the Company’s employment or to work for or on behalf of any other business.

7. Remedies. Consultant recognizes that a breach of any of the restrictive covenants set forth in Sections 4, 5, or 6 hereof will cause irreparable harm to the Company and that actual damages may be difficult to ascertain and in any event may be inadequate. Accordingly, Consultant agrees that in the event of any such breach, the Company will be entitled, without the posting of bond or other security, to injunctive relief in addition to such other legal or equitable remedies as may be available.

8. Compliance with Laws. In performance of the Services, Consultant will comply with all laws, rules, regulations, applicable to Consultant and the Services, and will comply with all applicable provisions of the Company’s Code of Business Conduct and Insider Trading Policy.

9. Miscellaneous.

(a) Notices. Notices under this Agreement will be in writing and will be delivered in person, by registered or certified mail, by overnight courier, by facsimile transmission, or by other similar means to the recipient’s address set forth below:

If to Consultant, to:	Michael Nobel Stockholm, Sweden

If to the Company, to:	CytoDyn Inc. Nader Pourhassan, PhD. 5 Centerpointe Drive, Suite 400 Lake Oswego, Oregon 97035

cc.:	Miller Nash LLP 111 S.W. Fifth Avenue, Suite 3400 Portland, Oregon 97204 United States of America Attn: Mary Ann Frantz Fax: (503) 224-0155

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the parties as well as all proposals, oral or written, and all negotiations, conversations, or discussions heretofore had between the parties related to this agreement.

(c) Amendment. This Agreement will not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, except by written amendment signed by the parties hereto.

(d) Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms will be deemed stricken from this Agreement, but such invalidity or unenforceability will not invalidate any of the other terms of this Agreement and this Agreement will continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial harm to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

(e) Assignment. Consultant may not assign his rights or delegate his duties under this Agreement without the prior written consent of the Company. This Agreement will be binding upon Consultant’s permitted assigns, heirs and legal representatives, and will inure to the benefit of the Company and its successors and assigns.

(f) Consent. Unless otherwise expressly stated in this Agreement, if any action is conditioned upon the consent of either party (i) such consent may not be unreasonably withheld, delayed, or conditioned; and (ii) consent will be deemed granted unless the consenting party notifies the other party in writing of the reasons why such consent is not granted within 15 days following receipt of the written request for consent.

(g) Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart will be deemed an original hereof.

(h) Headings. Headings and subheadings in this Agreement are not intended to and do not have any substantive content whatsoever.

(i) Governing Law. This Agreement will be governed in all respects by the laws of the state of Oregon.

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IN WITNESS WHEREOF, the parties have set their hands as of the Effective Date.

THE COMPANY CytoDyn Inc.		CONSULTANT

By:	/s/ Nader Pourhassan	/s/ Michael Nobel
Nader Pourhassan President and Chief Executive Officer		Michael Nobel